EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-141401) pertaining to the 1999 Share Option and Incentive Plan , 2001 Share Option and Incentive Plan, 2003 Share Option and Incentive Plan, 2004 Share Option and Incentive Sub-Plan for Israeli Employees, 2007 Equity Incentive Plan, and Employee Stock Purchase Plan of BigBand Networks, Inc. of our report dated March 10, 2008, with respect to the consolidated financial statements of BigBand Networks, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 10, 2008